77C      Matters submitted for vote of security holders


(a) On April 16, 2003, the Annual Meeting of Shareholders of Liberty All-Star Equity Fund (Fund) was held to elect two (2) Trustees and to approve the Fund's Portfolio Management Agreements; On January 31, 2003, the record date for the Meeting, the Fund had outstanding 121,627,547 shares of beneficial interest. The votes cast at the Meeting were as follows:

(b) Election of two (2) Trustees:
                        For                Against         Broker Non-Votes
John A. Benning       114,159,225          2,072,566              0
William A. Mayer      114,156,855          2,074,936              0

(c) To approve the Fund's Portfolio Management Agreement with Boston Partners Asset Management, L.P.:

For:                113,155,933     shares of beneficial interest being a
                                    majority of the shares represented
                                    at the Meeting
Against:               1,481,984    shares of beneficial interest
Abstain:               1,576,854    shares of beneficial interest
Broker Non-Votes:              0

 (d) Not applicable

(proxy statement incorporated herein by reference to Accession Number
 0000021847-03-000077)